Filed Pursuant to Rule 433
Registration No. 333-131970

CREDIT SUISSE (USA), INC.

19.00% Reverse Convertible Securities

due September 11, 2007

Linked to the Common Stock of PetMed Express, Inc.

Principal Amount:	$1,500,000

Maturity Date:	September 11, 2007, subject to postponement if a market disruption event exists on the valuation date.

Coupon:	The securities will pay a total coupon of 19.00% per annum on the principal amount from the issue date.

Issue Date:	September 11, 2006.

Coupon Payment Dates:	Payable quarterly in arrears on December 11, 2006, March 11, 2007, June 11, 2007 and the maturity date.

Valuation Date:	September 5, 2007, subject to postponement if a market disruption event occurs on that date.

Reference Shares:	PetMed Express, Inc. (NASDAQ:PETS)

Initial Share Price:	$9.630

Knock-in Level:	80% of the initial share price, or $7.704 per share.

Initial Setting Date:	September 6, 2006.

Redemption Amount:	1.

If the closing price of the reference shares on the relevant exchange is not less than the knock-in level on any day from but not including the initial setting date to and including the valuation date, the redemption amount will equal 100% of the principal amount, payable in cash.

2.

If (i) the closing price of the reference shares on the relevant exchange is less than the knock-in level on any day from but not including the initial setting date to and including the valuation date and (ii) the closing price of the reference shares on the relevant exchange on the valuation date is greater than or equal to the initial share price, the redemption amount will equal 100% of the principal amount, payable in cash.

3.

Otherwise, at maturity, for each $1,000 principal amount of securities you will receive a number of reference shares equal to the physical delivery amount, which is equal to $1,000 divided by the initial share price. The market value of the physical delivery amount will be less than the principal amount of your securities and may be zero.

Discounts and Commissions:	$10 per $1,000 principal amount of securities (1%)

Underwriter:	Credit Suisse Securities (USA) LLC

Calculation Agent:	Credit Suisse International

September 6, 2006

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse (USA), Inc. will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.